Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 11-K
                           -------------------------

                   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended: December 31, 2001

                        Commission file number 333-53420
                           -------------------------

                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
                            (Full title of the plan)

                       CANADIAN NATIONAL RAILWAY COMPANY
                         (Name of issuer of securities)

        935 de La Gauchetiere St. West, Montreal, Quebec, Canada H3B 2M9
               (Address of issuer's principal executive offices)


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    Canadian National Railway Company 401(k) Savings Plan
    Index
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                                                                    Exhibit No.
         Report of Independent Accountants                            23.1

         Financial Statements and Supplement Schedule
              Union Savings Plan for U.S. Operations                  99